Exhibit 99.1

NSAV SUBSIDIARY SIGNS MAJOR AGREEMENT WITH ELI LILLY AND COMPANY

Net Savings Link, Inc. (OTC: NSAV), a medical technology and software company, announced today that its subsidiary, Shanghai based Vital Strategic Research Institute (VSRI), has signed an agreement with Eli Lilly and Company. Under the terms of the agreement, VSRI will provide Eli Lilly with an assessment of Cardio Vascular Disease (CVD) among newly diagnosed diabetes patients at increased risk of CVD in China. China is facing the largest diabetes epidemic in the world with around 11 percent of its population suffering from the metabolic illness, while nearly 36 percent are pre-diabetic. CVD in China has also reached epidemic proportions, with over 200 million Chinese suffering from the world’s leading cause of death.

About Eli Lilly and Company

Eli Lilly and Company, a leading innovation-driven company, is developing a growing portfolio of pharmaceutical products by applying the latest research from its own worldwide laboratories and from collaborations with eminent scientific organizations. Headquartered in Indianapolis, Ind., Lilly provides answers – through medicines and information -- for some of the world's most urgent medical needs. Information about Lilly is available at www.lilly.com.

NSAV subsidiary, VSRI is a medical research firm with a long history of expertise in design, clinical trials and global research. VSRI has collaborated with pharmaceutical giants such as Pfizer and Bristol-Myers Squibb.

James Tilton, president of NSAV stated, “I am thrilled that we have been able to close our first major deal since acquiring VSRI only two months ago. It is extremely rewarding to be the CEO of a company that is not only succeeding from a business standpoint, but saving lives.”

NSAV's vision is the establishment of a fully integrated technology and software company that provides turnkey technological and software solutions to the medical industry. Over time, the Company plans to provide a wide range of services such as software solutions, e-commerce, advisory services, financial services, patents and trademarks and information technology.

For further information please contact NSAV at 1 (585) 520-2102 or investorgrowthllc@gmail.com

The NSAV corporate email address is info@nsavholdinginc.com

The NSAV corporate website can be accessed at http://nsavholdinginc.com

The NSAV Twitter account can be accessed at https://twitter.com/NSAV_MJTechCo

The NSAV Facebook account can be accessed at https://www.facebook.com/NSAVHolding

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that, all forward-looking statements involve risks and uncertainties, including without limitation, the ability of Net Savings Link, Inc. to accomplish its stated plan of business. Net Savings Link, Inc. believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward- looking statements included herein, the inclusion of such information should not be regarded as a representation by Net Savings Link, Inc. or any other person.

Contact

Investor Growth LLC

investorgrowthllc@gmail.com

585-520-2102